October 5, 2020

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

The Year-to-Date in Review: A Stable Partner and a Strong Culture

On September 30, I had the opportunity to speak at the Independent Bankers Association of New York State’s 46th Annual Convention. This year’s event – billed by IBANYS as “Virtually Un-Conventional” – has been scheduled through a series of webinars, reflecting the current reality of our socially distant operating environment. The IBANYS Annual Convention is an event we at the Federal Home Loan Bank of New York look forward to each year, as it provides an opportunity to connect with our members and hear from industry leaders on the initiatives and issues that help shape New York. I am grateful that, despite the challenges put in its path, IBANYS was still been able to create such a valuable experience for its members and partners.

Overcoming challenges – especially unforeseen challenges – has certainly been the theme for 2020, for the FHLBNY, for our members, and for communities across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands. In looking back at what has transpired over the past seven months, I am reminded of a line in my January 2020 report to members:

“The coming year and decade will provide its share of challenges and opportunities, and we are well-positioned to continue to serve as both an unwavering supporter of our local communities and a reliable partner for our members through whatever the future may bring.”

As it has turned out, the future brought the unexpected and the unprecedented. And since March, we have all experienced more challenges than opportunities. At the FHLBNY, it has been through a focus on our mission and with the support of our strong culture that we have remained a reliable partner for our members and communities. This is also the approach that I continue to see across our membership. In any crisis, it is the local lender that communities, households and small businesses look to for help. Across our District, our members continue to focus on their customers and their communities, as they have in every previous crisis. It is that dedication and that experience that will carry our region through this current crisis, as well.

It has been the speed and span of this crisis that sets it apart. In 2008, the financial crisis began in the markets and on Wall Street. In 2020, the current crisis hit everywhere, and all at once, giving us all our own anecdotal evidence of its widespread impact, be it a shuttered local restaurant or an empty commuter train or hair gone shaggy waiting for the barbershop to reopen. This is a crisis that has impacted virtually every community in our country, and at every level of each community.

But as we know, in any crisis, the local lender is key. In every community, the local lender is vital to the local economy, and a key source of credit for businesses, families and municipalities. Over the past seven months, across our District – and across the nation – we have seen the local lender stepping up and creating opportunities to support customers and communities that are facing down a crisis. The local lender is truly a vital and committed part of every community across our country, and essential in this time of crisis.

This is why our partnership with our members, and our ability to provide the liquidity on which members rely to help meet the needs of their customers and communities, is so important. In the immediacy of the crisis, and in the months that followed, this partnership has been a source of critical support for communities across our District.

For example, during the month of March, as our nation and the financial markets first reacted to the pandemic, our advances grew by $41 billion to a record $134 billion – an increase of 44 percent – as members increasingly looked to us as a reliable source of liquidity amid a turbulent operating environment. This growth was reflected across the Federal Home Loan Bank System, where advances grew by 26 percent in the first quarter, primarily driven by the significant borrowing activity done in March as local lenders across the country looked to their Home Loan Bank for liquidity support. This is the role we are designed to play. After all, the Federal Home Loan Banks were created in response to the Great Depression, and we have successfully supported our members through every crisis since. This reliability was recognized by our regulator. In testimony before the House Committee on Financial Services on September 16, Federal Housing Finance Agency Director Mark Calabria stated:

“It is important to recognize the vital support that the FHLBanks provided to the market in response to the financial stress caused by the pandemic. A core function of the FHLBanks is to provide liquidity in times of stress. This support is critical for small and community banks that often do not have access to other sources of low-cost funding. When the COVID-19 crisis began, the FHLBanks stepped up to keep liquidity in the market, meeting unprecedented advance demand from their member financial institutions.”

Federal Home Loan Bank System advances balances have steadily declined since this initial high point, given the influx of liquidity through the CARES Act, coupled with increased member deposit levels. But again, this is how the System was designed to act – to seamlessly expand or contract based on member needs. And when our members needed us most, we were there.

This stability is also by design. We proudly take a prudent and conservative approach to our role as a trusted liquidity provider. We know that a financial institution cannot avoid risk, but we are always prepared to manage that risk, and we have a strong risk management culture across the Bank, focused on an “everyone is a risk manager” mantra. This is reflected in the regular credit risk reviews we conduct of our counterparties and members. It is seen in how we assess and manage market risk. And we see it in our approach to collateral, which is very important to us in our role as a secured lender. We periodically value our collateral portfolio, and adjust haircuts based on members’ credit conditions and the overall market environment.

Our goal is not to squeeze every last dollar of profit from our activities, but to manage our franchise so that we are always there for the long-term for our members, providing reliable and immediate liquidity in all operating environments. But our approach does generate results – earning more than $240 million in net income and returning more than $180 million in dividends to members through the first half of the year. We ensure we have significant liquidity on hand to withstand any interruptions to access to the debt markets, and we carry a significant amount of retained earnings – nearly $1.9 billion that supplements and protects our members’ approximately $6 billion in capital stock against any losses we might take, even as these losses are unlikely given the low-risk nature of the assets that make up our fortress balance sheet.

This conservative approach has served us well in the volatile environment created by the pandemic, and has positioned us a reliable partner for our members throughout the crisis.

Our reliability is reflected in our ability to help support our members’ efforts to lift up their communities. Earlier this year, with the full support of our active and engaged Board of Directors, we launched our COVID-19 Relief Program, a combination of Disaster Relief Funding, charitable donations, grants and subsidized advances.

This included the Small Business Recovery Grant Program to provide working capital to affected businesses across the District through our members. Through this Program, members were able to provide grants of up to $10,000 to qualifying small businesses and non-profit organizations that suffered a significant loss of revenue related to the pandemic. We experienced significant interest in the program, with members accessing the full $8 million allotment to provide grants to help more than 700 small businesses and nonprofit organizations address the challenges presented by the pandemic. Our COVID-19 Relief Program also includes $1 billion in low-cost Community Investment Cash Advance Disaster Relief Funding that we have made available to members through our Community Lending Programs to help communities and customers respond to and recover from the pandemic.

We have also seen significant member interest in our existing community-focused programs. We launched the 2020 Round of our Homebuyer Dream Program® in June with $12 million available in four installments at the beginning of June, July, August and September. But as the months went on, we continued to experience more and more demand for these grants, which our members use to provide down payment and closing cost assistance to first-time homebuyers earning at or below 80 percent of Area Median Income. And so we made the decision to increase the grant funding available in the final installment to $5.25 million, raising the total 2020 Round to $14.25 million. Our cooperative’s continuing commitment to housing will be reflected again later this year, when we join with our members to announce our annual Affordable Housing Program grants. These grants can and do make a real, tangible impact on the lives of households and families who are facing down unprecedented challenges.

The pandemic has shown just how prevalent housing instability is, both in our region and across the country. At the FHLBNY, we know the importance of creating and preserving affordable housing opportunities, and the value of having a safe and stable home. It is the foundation from which we grow as individuals, families and communities. And in these communities, it is the local lender that drives these housing opportunities. We are grateful to our members for your continued use of our housing programs, working with us to create stability for so many.

Last year, we embarked on a culture management effort to deepen our understanding of the FHLBNY’s current culture and its impact on our performance; and to better align our culture with the strategies and initiatives that drive our franchise forward. As part of this effort, we conducted a series of Culture Roadshows – company-wide Town Halls to engage with employees and determine what our culture means to them.

At those Roadshows, we were all asked to provide examples of when our institution was at its best. My colleagues who have been with our cooperative for 10 years highlighted our efforts following Hurricane Sandy. Those who have been here longer noted how the FHLBNY pulled together after the September 11th terrorist attacks. In all of those sessions, we heard inspirational stories shared by our colleagues of how the FHLBNY has rallied together in times of crisis and tragedy, and how we have faced and overcome great challenges together.

In extraordinary times, we come together as an extraordinary team. I know that this phenomenon is not limited to just our institution – our members, bolstered by your own strong cultures and guided by your own missions, have always rallied our communities in extraordinary times.

Today, we are living through truly extraordinary times. The COVID-19 pandemic has affected virtually every community, household and person across our District, presenting unprecedented and formerly unimaginable challenges. And yet, every day, our employees, working from kitchen counters and coffee tables, come together to conduct the business of the FHLBNY. And across our District, we see our members rise to meet these challenges as well, doing all that you can to support your customers, neighbors and communities.

COVID-19 has proven to be a most unpredictable pandemic. But in all this uncertainty, one thing is sure: to recover, our communities will need their local lenders. Across our region, cities and towns, communities and neighborhoods, families and households will look to their local lender for support. And just as you always do, just as you have done over the past six months, our members will answer the call. At the FHLBNY, we are honored to stand beside our members in these efforts.

2020 FHLBNY Board Elections Underway

Our Board of Directors supports our ability to stand by our members. Ours is an active and engaged Board, tasked with representing the needs of our members and the communities we serve, and providing management with the guidance necessary to ensure we continue to meet those needs.

Earlier today, the 2020 Director Election ballots were sent electronically from the sender noreply@directvote.net to all eligible member institutions. Your responses are due by 5:00 p.m. ET on Wednesday, November 4. This year, five Directorships – two seats representing our New York members, one seat representing our New Jersey members and two Independent Directorships representing the whole District – are up for election for four-year terms commencing on January 1, 2021.

Our Board is a key part of our cooperative, and I encourage all of our members to participate in the election process. If you have any questions, please contact our general counsel, Paul Friend, at generalcounsel@fhlbny.com.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.